Exhibit 99

Marine Products Corporation Reports First Quarter 2018 Financial Results

ATLANTA, April 25, 2018 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2018. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral’s sterndrive models include H2O Sport and Ski & Fish Boats, SSi and SSX Sportboats, Sunesta Sportdecks and Signature Cruisers. In addition, Chaparral manufactures SunCoast Sportdeck outboards, Vortex Jet Boats and the Surf Series of Chaparral SSi and SSX Sportboats, Sunesta Sportdecks and H2O. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended March 31, 2018, Marine Products generated net sales of $77,536,000, a 9.1 percent increase, compared to $71,040,000 in the same period of the prior year. The increase in net sales was due to a 9.6 percent increase in the average selling price per boat, as well as an increase in parts and accessories sales. Average selling prices increased during the quarter due to a model mix which included larger boats.

Gross profit for the quarter was $17,651,000, an 18.4 percent increase compared to gross profit of $14,906,000 in the same period of the prior year. Gross profit for the first quarter increased compared to the prior year due to higher net sales and improved profitability. Gross margin was 22.8 percent in the first quarter of 2018, compared to 21.0 percent in 2017. Gross margin improved during the first quarter of 2018 as compared to the prior year due to the increase in average selling prices, a favorable model mix and improved manufacturing efficiencies.

Operating profit for the quarter was $9,033,000, an increase of 31.0 percent, compared to $6,898,000 in the first quarter of last year. Selling, general and administrative expenses were $8,618,000 in the first quarter of 2018, an increase of 7.6 percent compared to the first quarter of 2017. Selling, general and administrative expenses increased due to higher incentive compensation consistent with improved operating results. Selling, general and administrative expenses as a percentage of net sales declined slightly during the first quarter of 2018 as compared to the first quarter of the prior year.

Net income for the first quarter of 2018 was $7,609,000, an increase of $2,348,000 or 44.6 percent compared to the first quarter of 2017. Diluted earnings per share of $0.22 increased by $0.07 or 46.7 percent compared to the first quarter of 2017. Marine Products Corporation’s effective tax rate during the first quarter was 16.1 percent, a significant decrease compared to 24.3 percent in the first quarter of 2017. The effective tax rate declined in the first quarter of 2018 compared to the prior year primarily due to the Tax Cuts and Jobs Act enacted during the fourth quarter of 2017. The effective rate in the first quarters of 2018 and 2017 reflects an excess tax benefit related to the restricted shares that vested during these periods. We estimate that Marine Products’ effective tax rate for the next three quarters will be approximately 22 percent, and that the effective tax rate for the 12 months ending December 31, 2018 will be in the low 20 percent range. The lower effective tax rate for the first quarter of 2018 increased diluted earnings per share by $0.02.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “Our first quarter 2018 financial results were driven by sales of several popular 2018 models, including the three new Chaparral SSX models and several of the larger Robalo Explorer models. Our dealer inventories have increased slightly, and backlog is higher than at this time in 2017, reflecting high levels of dealer demand during this retail selling season. In addition, we are pleased to report continued strong market positions in both our sterndrive and outboard sport fishing boat product lines. For the 12-month period ending in December 2017, Chaparral maintained its multi-year position as the largest sterndrive manufacturer in its size category, with a market share of 16.7 percent. In addition, Robalo market position increased to become the third largest brand in its category, with a market share of 5.3 percent.

First Quarter 2018 Earnings Press Release

During the quarter, we issued the largest regular quarterly cash dividend in Marine Products’ history and continued share repurchases under our open market share repurchase program. In spite of these uses of cash, we finished the first quarter with $21.4 million in cash and marketable securities, an increase of $3.4 million compared with the first quarter of last year,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, April 25, 2018 at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (866) 529-8792 or (323) 701-1132 for international callers and using the conference ID #8581160. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our estimate that Marine Products’ effective tax rate for the next three quarters will be approximately 22 percent, and that the effective tax rate for the 12 months ending December 31, 2018 will be in the low 20 percent range and our belief that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to create long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, continued weakness in the sterndrive recreational boat market, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2017.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

First Quarter 2018 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2018	2017	% BETTER (WORSE)
Net Sales	$77,536	$71,040	9.1%
Cost of Goods Sold	59,885	56,134	(6.7)
Gross Profit	17,651	14,906	18.4
Selling, General and Administrative Expenses	8,618	8,008	(7.6)
Operating Profit	9,033	6,898	31.0
Interest Income	33	51	(35.3)
Income Before Income Taxes	9,066	6,949	30.5
Income Tax Provision	1,457	1,688	13.7
Net Income	$7,609	$5,261	44.6%

EARNINGS PER SHARE
Basic	$0.22	$0.15	46.7%
Diluted	$0.22	$0.15	46.7%

AVERAGE SHARES OUTSTANDING
Basic	34,607	34,931
Diluted	34,607	34,931

First Quarter 2018 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(in thousands)
	2018	2017
ASSETS
Cash and cash equivalents	$9,929	$6,827
Marketable securities	3,277	3,108
Accounts receivable, net	7,812	8,516
Inventories	44,040	38,568
Income taxes receivable	1,120	952
Prepaid expenses and other current assets	1,312	1,134
Total current assets	67,490	59,105
Property, plant and equipment, net	14,110	13,293
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	8,235	8,066
Deferred income taxes	3,505	4,981
Other assets	9,680	8,877
Total assets	$106,793	$98,095

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$12,998	$10,308
Accrued expenses and other liabilities	15,561	14,471
Total current liabilities	28,559	24,779
Long-term pension liabilities	6,616	5,662
Other long-term liabilities	263	62
Total liabilities	35,438	30,503
Common stock	3,457	3,496
Capital in excess of par value	-	-
Retained earnings	69,852	66,241
Accumulated other comprehensive loss	(1,954)	(2,145)
Total stockholders' equity	71,355	67,592
Total liabilities and stockholders' equity	$106,793	$98,095